UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __)

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☐	Soliciting Material under §240.14a-12

Rocky Mountain Chocolate Factory, Inc.

(Name of Registrant as Specified In Its Charter)

AB VALUE PARTNERS, LP

AB VALUE MANAGEMENT LLC

BRADLEY RADOFF

ANDREW T. BERGER
RHONDA J. PARISH
MARK RIEGEL
SANDRA ELIZABETH TAYLOR

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AB Value Partners, LP, AB Value Management LLC (together with AB Value Partners, LP, “AB Value”), Bradley Radoff, Andrew T. Berger, Rhonda J. Parish, Mark Riegel and Sandra Elizabeth Taylor filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission on September 13, 2021, to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2021 annual meeting of shareholders (including any other meeting of shareholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation, and for the approval of a business proposal to be presented at the Annual Meeting.

On September 22, 2021, AB Value issued a press release, a copy of which is filed as Exhibit 1.

Exhibit 1

CONCERNED SHAREHOLDERS OF ROCKY MOUNTAIN CANDIDATES RHONDA J.
PARISH, MARK RIEGEL AND SANDRA ELIZABETH TAYLOR ISSUE LETTER TO
SHAREHOLDERS ABOUT PROXY CONTEST

WESTFIELD, N.J. September 22, 2021—(BUSINESS WIRE)—Three of the fully-independent director candidates—Rhonda J. Parish, Mark Riegel and Sandra Elizabeth Taylor—nominated by AB Value Management LLC, collectively with its affiliates (“AB Value”), and together with the other participants in this solicitation (collectively, the “Concerned Shareholders of Rocky Mountain”) representing approximately 14.59% of the outstanding shares of Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) (“RMCF” or the “Company”) for election to the Company’s Board of Directors (the “Board”), today released an open letter to shareholders about their qualifications, willingness to collaborate with incumbent RMCF directors and commitment to best-in-class corporate governance practices.

The full text of the letter follows:

Dear RMCF Shareholders:

On October 6, 2021, you will be making a very important decision about the future of the Company and its Board at RMCF’s Annual Meeting of Shareholders (the “2021 Annual Meeting”).  As candidates of the Concerned Shareholders of Rocky Mountain for election at the 2021 Annual Meeting, we wanted to take the opportunity to introduce ourselves before engaging with many of you during the next few weeks.

We are Independent and Experienced

First, we truly value our independence. We have no prior business or personal relationships with any member of the Concerned Shareholders of Rocky Mountain. We agreed to participate in this campaign because we believe in RMCF, and particularly in its brand. Here are brief summaries of our qualifications:

●	Rhonda J. Parish – Has decades of corporate governance, franchising and legal experience in the retail and restaurant industries in her executive leadership at public companies, such as Walmart, Denny’s, Einstein Bagels and Ruby Tuesday;

●	Mark Riegel – Possesses extensive executive expertise specifically within the chocolate and confection industry, particularly with respect to manufacturing and marketing, including at Russell Stover Chocolates, Ferrara Candy Company, and beginning career in brand management at Kraft; and

●	Sandra Elizabeth Taylor – Brings a much-needed skillset to the Company of corporate social responsibility, combined with her decades of experience serving on public company boards and within executive leadership at DE Master Blenders/Sara Lee (former director), Cappella Education (former director) Starbucks (SVP, Corporate Responsibility) and Kodak (VP, Public Affairs).

We feel that our experience and skill sets are well suited to successfully turnaround the business, which we believe has unfortunately faltered under the current management and the legacy directors. With the void left due to Mary Thompson’s resignation and the subsequent lack of core external experience in franchising, confectionery manufacturing, and retailing, we believe our qualifications have become even more valuable for the pro forma RMCF Board to leverage.

We Will Collaborate with the Incumbent Board and Management

Our professional experience and industry knowledge prepares us well to immediately focus on addressing the Company’s business challenges. That said, having served in senior leadership roles and on other public company boards, we understand the value of collaboration. We intend to work collaboratively with the current management and the legacy directors to forge a new path for the Company—one that would restore the Company, its brand and help create shareholder value.

We Have No Preconceived Notions or Agendas, Except for RMCF to Leverage our Experience to Maximize Shareholder Value

We believe that the Concerned Shareholders of Rocky Mountain have set forth a thoughtful and actionable plan to be executed upon if we are elected. However, we are fully aware that once we are “under the tent” we will need to be nimble and open-minded about the right strategy for RMCF—and we will be. One thing is certain—RMCF is in need of a turnaround, and we will contribute our decades of highly relevant industry-specific experience to help lead this effort.

After reading through the Board’s investor presentation and other materials, we were alarmed to see that there does not appear to be any acknowledgment of past business and financial woes at RMCF. There also does not appear to be any acknowledgement that there is a fractured base at RMCF that needs to be further diagnosed and fixed. This is not acceptable to us. As part of a newly-constituted Board, if elected, we will always be upfront with shareholders—about the “good” and the “bad”—and will impress this communication style throughout management and the whole RMCF organization.

We are Committed to Best-in-Class Corporate Governance

We believe that strong corporate governance serves as a foundation for companies to maximize value for all shareholders. We will strive to maintain an ecosystem in the boardroom that invites robust discourse and supports and challenges management. We will always ask many questions and then question every answer.

We were quite surprised that the Board’s recent investor presentation does not address a shareholder-unfriendly poison pill that has been in place for many years without shareholder approval (particularly because the Concerned Shareholders of Rocky Mountain are proposing it be removed). We will immediately advocate for the termination of the poison pill and the adoption of a clear policy guiding future adoptions should they ever be necessary.

We also plan to examine the Board’s decision-making process surrounding its recent controversial decision to contract from seven to six seats during a contested election and so close to the 2021 Annual Meeting.

The first question we would ask is:

Did the Board rely on the advice of expert lawyers qualified to practice in Delaware (where RMCF is incorporated) before deciding to shrink in size by one seat?

It appears prudent for any board to seek out this type of specific advice before taking such an action, particularly in a very hurried timeframe (one business day after a vacancy was created due to a director resignation) during an election contest. We will always seek to make fully informed decisions, availing ourselves of expert advice as appropriate, in a thoughtful and deliberate manner.

The second question we would ask is:

How the Board’s more recently appointed directors ever got comfortable agreeing with the Company’s longer tenured directors in making such an arguably shareholder undemocratic decision to contract the Board in these circumstances?

Though, to be frank, we cannot conceive of any reasonable justification that could constitute an answer to this question.

We are also committed to proactive engagement with shareholders and will be responsive to matters that shareholders have clearly voiced their opposition to through low vote-support and other means as they have done in the past on issues such as compensation and the poison pill.

*             *             *

Our conviction has never been higher that RMCF is a great brand in desperate need of board, governance and business refreshment. If elected, we will work tirelessly on behalf of all shareholders to position RMCF for great successes in the years to come.

Thank you for your time and consideration.

Sincerely,

Rhonda J. Parish, Mark Riegel and Sandra Elizabeth Taylor

Important Additional Information

AB Value Partners, LP and AB Value Management LLC, Andrew T. Berger, Bradley Radoff, Rhonda J. Parish, Mark Riegel, and Sandra Elizabeth Taylor (collectively, the “Participants”) have filed a definitive proxy statement and an accompanying BLUE proxy card with the SEC to solicit proxies from shareholders of the Company for use at the 2021 Annual Meeting. THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Such proxy materials are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the Participants in this proxy solicitation will provide copies of the proxy statement without charge, upon request. Requests for copies should be directed to the Participants’ proxy solicitor.

Certain Information Regarding the Participants

The Participants in the proxy solicitation are: AB Value Partners, LP, AB Value Management LLC, Andrew T. Berger, Bradley Radoff, Rhonda J. Parish, Mark Riegel, and Sandra Elizabeth Taylor. As of the date hereof, AB Value Partners, LP directly owns 224,855 shares of common stock, $0.001 par value per share of the Company (“Common Stock”). As of the date hereof, AB Value Management LLC beneficially owns 460,189 shares of Common Stock. As of the date hereof, Mr. Radoff directly owns 433,624 shares of Common Stock. As of the date hereof, none of Mr. Berger, Ms. Parish, Mr. Riegel, or Ms. Taylor directly own any shares of Common Stock.

Contacts

John Glenn Grau
InvestorCom LLC
(203) 295-7841

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